SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 814-00063


                          NOTIFICATION OF LATE FILING


(Check One): |_|  Form 10-K and Form 10-KSB     |_|  Form 11-K
             |_|  Form 20-F    |X|  Form 10-Q and Form 10-QSB   |_|  Form N-SAR


For Period Ended: June 30, 2009
                  -------------

     |_|  Transition Report on Form 10-K and Form 10-KSB
     |_|  Transition Report on Form 20-F
     |_|  Transition Report on Form 11-K
     |_|  Transition Report on Form 10-Q and Form 10-QSB
     |_|  Transition Report on Form N-SAR

For the Transition Period Ended:
                                --------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:




                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:   China Biopharmaceuticals Holdings, Inc.
                        ________________________________________________________


Former name if applicable:
                          ______________________________________________________


Address of principal executive office (Street and number): No. 859, Pan Xu Road
                                                           _____________________


City, State and Zip Code:    Suzhou, Jiangsu Province, China  215000
                          ______________________________________________________

                                     PART II
                             RULE 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day
[X] following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period:

     The Registrant is unable to file its Quarterly Report on Form 10-Q for the period ended June 30, 2009 without unreasonable effort and expense because of the unavailability of certain information that may materially affect the disclosure contained in the report. The additional time is necessary to ensure the filing of a complete and accurate Form 10-Q. The Registrant fully expects to be able to file within the additional time allowed by this report.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

       Jie Xiu                     (212)                        704-6018
________________________________________________________________________________
       (Name)                    (Area code)                (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

                     China Biopharmaceuticals Holdings, Inc.
            ________________________________________________________
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized:



Date: August 14, 2009                    By:  /s/ Jian Zhang
                                              -------------------------
                                              Name:  Jian Zhang
                                              Title:  Chief Financial Officer